(EPS)
COLUMBUS McKINNON CORPORATION
COMPUTATION OF EARNINGS PER SHARE
Exhibit 11.1

                                  Three Months Ended         Six Months Ended
                                ------------------------------------------------
                                 29-Sep-96   01-Oct-95    29-Sep-96   01-Oct-95
                                ------------------------------------------------

Primary and fully diluted:
Weighted average common
    shares outstanding          13,236,000   7,000,000   13,218,000   7,009,000
Weighted average shares issued
    in fiscal 1996 (1)                   0     116,000            0     119,000
Weighted average shares issued
    in fiscal 1996 which can be
    repurchased (2)                      0    (105,000)           0    (108,000)
                                -----------  ----------  -----------  ----------
           Total                13,236,000   7,011,000   13,218,000   7,020,000
                                ===========  ==========  ===========  ==========
Net income applicable to
         common shareholders    $5,211,000  $2,997,000  $10,243,000  $5,997,000
Net income per
         common share                 0.39        0.42         0.77        0.85

--------------------------------------------------------------
(1) Includes shares issued since December 20, 1994 (one year prior to the initial filing of the IPO registration statement) at $12.69 per share which is less than the initial public offering price of $15 deemed outstanding for all periods presented in accordance with Staff Accounting Bulletin No. 83.
(2) Represents the number of shares assumed to be purchased at $14 per share, the IPO mid-point price, with proceeds from the shares issued in 1996.


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